                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of this 25th day of November, 1996, by and among LAB ACQUISITION CORPORATION, a Kansas corporation ("Buyer"), NEW YORK BAGEL ENTERPRISES, INC., a Kansas corporation and the parent corporation of Buyer ("NYBE"), LOTS A' BAGELS, INC., a Colorado corporation ("Seller"), and STEPHEN K. GOLDSTONE AND LINDA
F. GOLDSTONE, who are owners of all of the issued and outstanding capital stock of Seller (collectively "Stockholders").

W I T N E S S E T H:

     WHEREAS, Seller is engaged in the business of operating retail bagel restaurants and delicatessens and a commercial bakery, and has its principal offices at 4325 Northpark Drive, Colorado Springs, Colorado 80907;

     WHEREAS, Seller owns and/or leases, as the case may be, all of the tangible and intangible assets, including, INTER ALIA, all of the inventories, lands and buildings, machinery and equipment, fixtures and other operating assets used in the business of Seller;

     WHEREAS, Buyer desires to acquire substantially all of the tangible and intangible assets of Seller and to assume only those certain debts, liabilities and obligations of Seller as specified herein, all in accordance with the terms and conditions hereof; and

     WHEREAS, Seller desires to sell substantially all of its tangible and intangible assets and to transfer only those certain debts, liabilities and obligations of Seller as specified herein, all in accordance with the terms and conditions hereof.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.
                           PURCHASE AND SALE OF ASSETS

     1.01 ASSETS TO BE ACQUIRED. Subject to and upon the terms and conditions of this Agreement, Seller shall transfer, sell, convey, assign and deliver to Buyer and Buyer shall purchase, accept and acquire on the date referred to in Section 3.01 hereof, the following business and assets of Seller free and clear of all liens and encumbrances except as specifically provided in this Agreement:

     A) The ownership or leasehold interest, as the case may be, in and to the parcels of real estate, improvements, buildings and fixtures comprising the restaurants and bakery facility of Seller in Colorado Springs, Colorado and Monument, Colorado (singularly a "LAB Facility" and collectively the "LAB Facilities"), the legal descriptions for which are set forth in Schedule 1.01(A) hereto, together with all rights and appurtenances thereto, subject only to the title exceptions referred to in said Schedule 1.01(A);

     B) The machinery, equipment, office equipment, vehicles, furniture, fixtures, leasehold improvements, computers, software, smallwares, prototypes, samples, telephone numbers, and other personal property, whether located at the LAB Facilities or otherwise (including all such properties and assets that have been fully depreciated or expended), whether or not any of the foregoing are or were recorded as assets of Seller on the books of Seller, including, without limitation, those listed or described in Schedule 1.01(B) hereto;

     C) Subject to a Ten Thousand Dollar ($10,000.00) proration in favor of Seller pursuant to Section 4.07, all inventories of raw materials and ingredients, goods, supplies, paper goods, and packaging materials, as of the Closing Date (whether located in or about the LAB Facilities or otherwise, provided that title has not passed to a customer of Seller);

     D) All trademarks, service marks, trade names and applications relating thereto, including all right, title and interest of Seller in and to the corporate name "Lots A' Bagels, Inc.-TM-" (which Seller shall cease to use after the Closing Date and change to a name which is in no way similar to "Lots A' Bagels, Inc.-TM-" within two (2) business days after the Closing Date), the trade names "Lots A' Bagels, Inc.- TM-," "BAGEL FACTORY-TM-," "Lots A' Bagels/OLD WORLD/WATER BOILED-TM-" and "BAGELFAX-TM-," common law and registered copyright applications, patents, patent applications, discoveries, recipes, improvements and all other licenses, processes, formulae, trade secrets, customer lists, mailing lists, blueprints, specifications, equipment plans, drawings, sketches, know-how, advertising materials, marketing and product information and inventions, whether patentable or unpatentable, owned or held by Seller, which relate to Seller, as well as all books and records relating to the foregoing and to the business, assets and properties of Seller;

     E) The leases of personal property as listed and described in Schedule 1.01(E) hereto;

     F) The full benefit of all agreements or contracts with licensors, suppliers, customers, sales representatives, distributors and other third parties relating to the business of Seller, including, without limitation, all open purchase orders to vendors and suppliers or from customers of Seller and including all of those agreements and contracts and bids and quotations set forth in Schedule 1.01(F) hereto;

                                       2

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     G)   Subject to proration pursuant to Section 4.07, all items carried as prepaid expenses (other than prepaid insurance), prepaid rent, and deferred charges of Seller, deposits with suppliers, deposits with landlords and lessors, utility deposits, and all other deposits and advances made in connection with Seller's operations;

     H) To the extent assignable, all approvals, authorizations, consents, licenses, orders, franchises and other permits of all governmental agencies, whether foreign, federal, state or local, owned, held or utilized by Seller in connection with its business and operations;

     I) All assets included in the Financial Statements (as hereinafter defined) and similar assets of Seller acquired in the course of business from and after the dates of said Financial Statements which exist as of the Closing Date;

     J) The exclusive right of Buyer to represent itself as carrying on the business of Seller in continuation thereof; and

     K) All other property, assets and rights of Seller directly or indirectly relating to the conduct of the business of Seller, whether tangible or intangible, owned or held by Seller, including, without limitation, the full benefit of all, to the extent assignable, representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and the like and all security therefor received by Seller for the purchase or other acquisition of any part of the Purchased Assets.

     The assets, properties and rights which are described in Sections 1.01(A) through 1.01(K) above which are to be transferred, sold, conveyed and assigned by Seller to Buyer hereunder, are collectively referred to as the "Purchased Assets."

     1.02 ASSETS EXCLUDED. Anything contained in Section 1.01 hereof or in this Agreement to the contrary notwithstanding, there are expressly excluded from the Purchased Assets the following:

     A)   The corporate minute books and stock records of Seller;

     B)   Books and records (tax and accounting);

     C)   The shares of capital stock of Seller;

     D) All assets held in trust or otherwise in connection with any profit sharing or retirement plan maintained and established by Seller or otherwise held by Seller in any similar fiduciary capacity;

     E) All accounts receivable and notes receivable owed to Seller by any officer, director and/or employee of Seller, which are estimated to be less than $1,000.00 as of November 15, 1996;

     F)   Prepaid insurance;

     G)   Those additional "personal" assets listed in Schedule 1.02(G) hereto;

     H) All accounts and notes receivable arising out of the business prior to Closing, including trade accounts receivable, invoices for which will be issued no later than two (2) days after the Closing Date;

     I)   Cash on hand in each restaurant; and

     J) (1) Shopping Center Lease dated January 23, 1992, between Joseph Felix Realty Co. and Seller for premises known as 445-A&B, East Cheyenne Mountain Boulevard, Colorado Springs, Colorado, as modified, and the Sublease of such premises from Seller to Noir Blanc Enterprises, Inc. d/b/a Wild Bill's Buffalo Wings; and

          (2) Country Club Corners Lease dated September 1, 1996, between Country Club Corners Ltd. and Seller for premises known as Suite H, 202 East Cheyenne Mountain Boulevard, Colorado Springs, Colorado.

     The assets, properties and rights which are described in Sections 1.02(A) through 1.02(J) above which are not to be transferred, conveyed and assigned by Seller to Buyer are hereinafter collectively referred to as the "Excluded Assets."

     1.03 INSTRUMENTS OF CONVEYANCE AND TRANSFER. At the Closing, Seller shall deliver to Buyer such warranty deeds, bills of sale and other good and sufficient instruments of assignment, conveyance and transfer as shall be effective to vest in Buyer ownership of the Purchased Assets being transferred, conveyed and assigned hereunder. Simultaneously therewith, Seller shall take all steps as may be requisite to put Buyer in possession and operating control of all the Purchased Assets.

     1.04 ASSIGNMENT OF CONTRACTS AND RIGHTS. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, license, commitment, sales order, purchase order or any claim or right of any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer or Seller thereunder. Seller, at Seller's expense solely for the processing fee called for pursuant to the real property leases and Seller's related attorneys fees, shall use its best efforts to obtain the consent of the other party to any of the foregoing to the assignment thereof to Buyer in all cases in which such consent is required for assignment or transfer. If such consent is not obtained or if an attempted
                                       4
assignment would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller agrees to cooperate with Buyer in any reasonable arrangements acceptable to Buyer, in its sole discretion, designed to provide for Buyer the benefits thereunder, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Seller against the other party thereto arising out of the cancellation by such other party or otherwise. Notwithstanding the foregoing, any transfer or assignment to Buyer of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained in a form satisfactory to Buyer and its counsel.

     1.05 ACCESS BY BUYER AND NYBE. Seller and Stockholders shall, for a period of seven (7) years after the Closing, give to Buyer and NYBE and their authorized representatives such access, at any time, to the books and records of Seller that are the subject matter of the transactions contemplated herein. Seller shall, at its own expense, make copies of all such books and records and deliver the same to Buyer at Closing. Anything contained herein to the contrary notwithstanding, Seller shall not be obligated to give Buyer, NYBE or any such authorized representatives access to any proprietary or technical information relating to any period subsequent to the Closing or developed by Seller at its expense or for their benefit, including, without limitation, tax returns for such subsequent periods. Seller agrees that it will not, during such seven (7) year period, destroy or cause to be destroyed any books or records without first advising Buyer and NYBE and giving Buyer and NYBE reasonable opportunity to take possession, and, if Buyer desires, Seller shall deliver such books and records to Buyer.

     1.06 INSTRUMENTS GIVING CERTAIN ADDITIONAL POWERS AND RIGHTS; FURTHER ASSURANCES; ETC. At the Closing, Seller shall constitute and appoint Buyer, its successors and assigns, the true and lawful attorneys of Seller with full power of substitution, in the name of Buyer or the name of Seller, on behalf of and for the benefit of Buyer, to collect all items being transferred, conveyed and assigned to Buyer as provided herein, to institute and prosecute, in the name of Seller or otherwise, all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets being transferred, conveyed and assigned as provided herein, to defend and compromise any and all actions, suits or proceedings in respect of any of such Purchased Assets and Assumed Liabilities and to do all such acts and things in relation thereto as Buyer may deem advisable. Seller acknowledges and agrees that the foregoing powers are coupled with an interest and shall be irrevocable. Seller further agrees that Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers, and Seller shall pay to Buyer, if and when received, any amounts which shall be received by Seller after the Closing in respect of the Purchased Assets to be transferred, conveyed and assigned to Buyer as provided herein. Seller further agrees that, at any reasonable time and from time to time after the Closing, Seller shall, upon the request of Buyer and at the expense of Seller, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be required for the better transferring, assigning, conveying, granting, assuring and confirming to Buyer, or for aiding and assisting in the collection of or reducing to possession by Buyer, the Purchased Assets, or to vest in Buyer good, indefeasible and marketable title to the Purchased Assets.

     1.07 COLLECTION AND REMITTANCE. Buyer shall remit to Seller, within five (5) business days of receipt, if any, any amounts received by Buyer after Closing with respect to any of Seller's accounts receivable or other items not included in the Purchased Assets. The parties acknowledge that Buyer has no duty to collect or attempt to collect. Seller shall utilize reasonable collection efforts consistent with prior practices.

                                   ARTICLE II.
                            ASSUMPTION OF LIABILITIES

     2.01 LIABILITIES ASSUMED. Simultaneously with the transfer, conveyance and assignment to Buyer of the Purchased Assets, Buyer shall assume only those liabilities and obligations of Seller pursuant to executory contracts and other commitments specifically described in Schedule 2.01, and including, without limitation, open purchase orders to vendors and suppliers or from customers of Seller described in Schedule 2.01, provided such agreements are effectively assigned or benefits thereof provided to Buyer and provided such liabilities and obligations do not involve, arise out of or relate to any misrepresentation or breach of warranty hereunder or defaults by Seller prior to Closing.

     The liabilities and obligations of Seller described in Section 2.01 which are being assumed by Buyer are hereinafter collectively referred to as the "Assumed Liabilities." The value assigned to each Assumed Liability on
Schedule 2.01 shall be the value established for purposes of determining the Purchase Price herein.

     2.02 EXCLUDED LIABILITIES. Buyer shall not be obligated with respect to any Assumed Liabilities except to the extent that it constitutes a valid and legally enforceable claim against Seller. Except for the Assumed Liabilities specifically assumed by Buyer as aforesaid, Buyer is not assuming any other debts, liabilities or obligations of Seller or Stockholders, including, without limitation, the following:

     A) All trade and other accounts payable and accrued expenses whether or not reflected and reserved for in the Financial Statements;

     B) All debts, liabilities and obligations of Seller payable to lenders, vendors and other third parties other than those agreed upon as Assumed Liabilities;

     C) All liabilities and obligations of Seller for foreign, federal, state and local taxes including, without limitation, interest and penalties relating thereto, relating to the operation of the business of Seller prior to the Closing or related to the transfer, conveyance and assignment of the Purchased Assets contemplated by this Agreement, including, without limitation, sales, use, property, franchise, gross receipts, excise and income taxes. This provision, notwithstanding, Buyer acknowledges that Buyer shall be liable for, and shall timely pay, sales and use taxes
                                       6
          associated with the transfer of the Purchased Assets, and will further indemnify and hold Seller and Stockholders harmless therefrom;

     D) All liabilities and obligations to Seller's customers with respect to alleged shortages and defects in products delivered to customers or in transit to customers prior to the Closing and shipped to customers after the Closing seeking return or replacement of products pursuant either to product warranties extended by Seller prior to the Closing or product warranties or obligations implied or provided by law;

     E) All liabilities and obligations of Seller and/or Stockholders under this Agreement or with respect to or arising out of the transactions contemplated hereby;

     F) All liabilities and obligations of Seller and/or Stockholders which violate any representation, warranty, covenant or agreement of Seller or Stockholders contained herein;

     G) All liabilities and obligations (other than the Assumed Liabilities), including damages, fines and penalties, with respect to pending or threatened litigation, suits, claims, demands or governmental proceedings;

     H) Any obligation or liability arising out of or resulting from Seller's non-compliance with any federal, state, local or foreign law, regulation, order or administrative or judicial determination, including, without limitation, those relating to the environment and Environmental Matters (as hereinafter defined), employment practices or the health and safety standards applicable to employees of Seller, which arise out of or relate to an occurrence, condition, facts or circumstances existing on, before or as of the Closing Date;

     I) All claims, demands, liabilities or obligations of any nature whatsoever which arise out of or which are based on events occurring or material known conditions existing on or before the Closing Date or which relate to products sold or services performed by Seller on or before the Closing Date whether founded upon negligence, breach of warranty, strict liability in tort and/or other legal theory, seeking compensation or recovery for or relating to injury to person or damage to property, notwithstanding that the date on which the injury, claim, demand, liability or obligation was or is either before or after the Closing Date;

     J) Subject to Section 4.06, all claims, demands, obligations or liabilities including cost and expense of defense or whether arising out of, based upon or related to workers' compensation or employer's liability claims, negligence, strict liability in tort and/or other legal theory seeking compensation and/or recovery and arising out of injuries and occupational diseases identifiably sustained by employees of Seller on or before the Closing Date;

     K) All liabilities and obligations arising from the breach or default of Seller, prior to or on the Closing Date, of any lease, contract, engagement or commitment, including, without limitation, those referred to in Sections 1.01(E) or 1.01(F);

     L) All liabilities and obligations of Seller and Stockholders in connection with the conduct of any business of Seller and Stockholders other than the present business of Seller;

     M) Liabilities for claims for severance and termination and for payments in lieu of notice of termination made by employees of Seller who are terminated by Seller prior to or on the Closing Date or by reason of Seller's failure to comply with the Worker Adjustment and Retraining Notification Act;

     N) All liabilities, debts and obligations relating to any employee profit sharing plans and savings and stock ownership plans and pension or retirement plans, health, welfare and other employee entitlement plans; provided, however, that Seller shall set forth vested accrued employee vacation time on Schedule 2.02(N), which Seller shall pay in full to said employees within two (2) business days following termination of employment which termination shall occur at the end of business on the Closing Date;

     O) Any liabilities imposed under law, whether now existing or hereafter enacted, relating to the environment, health or safety and arising out of any act or event occurring prior to or on the Closing Date; and

     P) Any agreement, understanding or commitment to which Seller and any Stockholder or any Affiliate (as hereinafter defined) of Seller are presently a party to that relates to any aspect of the business of Seller, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by,
          (ii) providing for lease, management, rental or purchase of real or personal property to or from, or (iii) otherwise requiring payments to any such person, any member of the family of any such person or any corporation, limited liability company, limited partnership, partnership, trust or other entity in which any such person has an interest or is an officer, director, trustee or partner, including, without limitation, all accounts payable and notes payable owed by Seller to any officer, director and/or employee of Seller.

     The debts, liabilities and obligations of Seller referred to in Sections 2.02(A) through 2.02(P) which are not being assumed by Buyer as aforesaid are hereinafter collectively referred to as the "Excluded Liabilities."

                                  ARTICLE III.
                                  CLOSING DATE

     3.01 CLOSING DATE. The closing of the transactions contemplated herein (the "Closing") shall be held on the later to occur of (i) December 5, 1996, or (ii) the date of completion of the conditions to Closing referred to in
ARTICLE VII hereof (the "Closing Date") and shall be effective as of the close of business on the Closing Date; provided, however, the parties hereto agree that time is of the essence and in no event shall the Closing Date be later than December 20, 1996. The Closing shall be held at the offices of Kraemer, Kendall & Benson, P.C., 430 North Tejon, Suite 300, Colorado Springs, Colorado, at 10:00 o'clock A.M. on the Closing Date.

                                   ARTICLE IV.
                                 PURCHASE PRICE

     4.01 PURCHASE PRICE. The aggregate purchase price for the Purchased Assets as of the Closing Date shall be (i) the Cash Purchase Price (as defined below) in the manner provided in Sections 4.02 and 4.04 herein, (ii) the assumption by Buyer of the Assumed Liabilities set forth in Section 2.01 herein, (iii) the delivery of the Initial Promissory Note, subject to offset as set forth herein and therein, in the face amount of Five Hundred Sixty-Three Thousand Dollars ($563,000.00) in the form attached hereto as Exhibit "A" (the "Initial Promissory Note"), (iv) the delivery of the Final Promissory Note, if any, in the form attached hereto as Exhibit "B" (the "Final Promissory Note") plus (v) the issuance of the Warrant (as hereinafter defined) in the form attached hereto as Exhibit "C," (collectively, (i),
(ii), (iii), (iv) and (v)  the "Purchase Price").

     4.02 PAYMENT OF PURCHASE PRICE. The purchase price shall be paid as follows:

     A) CLOSING. At the Closing, contemporaneously with delivery of those documents and instruments in the manner provided in ARTICLE VII herein, Buyer shall (i) pay to Seller cash in the amount of Two Million One Hundred Thousand Dollars ($2,100,000.00) (the "Initial Cash") and (ii) deliver to Seller the Initial Promissory Note.

     B) POST-CLOSING ADJUSTMENT. Within ten (10) days after acceptance of the Final Statement of Operations or resolution of all disputes, if any, regarding the Final Statement of Operations under the provisions of this Agreement, Buyer shall pay to Seller in cash an amount equal to the Adjustment (as hereinafter defined), if any. The first Three Hundred Twenty-Five Thousand Dollars ($325,000.00) of the Adjustment, if any, shall be paid in cash, and the remainder, if any, shall be in the form of the Final Promissory Note. In addition, Buyer shall deliver to Seller the "Warrant," if any, which will be a warrant to purchase a to-be-determined number of the shares of restricted NYBE Common Stock in a number equal to the sum of the Initial Promissory Note, as adjusted by set off, and the Final Promissory Note times sixty percent (60%) which product is divided by the average final "close" price per share
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

          of NYBE Common Stock as reflected in the Southwest Edition of THE
          WALL STREET JOURNAL, for the ten (10) trading days ending three (3) trading days prior to the Closing Date. The amounts paid to Seller in cash hereunder are referred to herein as the "Cash Purchase Price." Seller agrees to the set off of the Initial Promissory Note, if any, as set forth therein and herein. Examples of the purchase price calculation are set forth in Schedule 4.02(B) hereto.

     4.03 ADJUSTMENT TO PURCHASE PRICE. The Adjustment will be determined as follows:

     A) FINAL STATEMENT OF OPERATIONS. Promptly after March 30, 1997, Buyer, at its cost will, by May 15, 1997, prepare and deliver a statement of operations for the period July 1, 1996 through the day of Closing and for the period from the day after Closing through March 30, 1997 (the "Final Statement of Operations") stating the aggregate operating income before interest, income taxes, depreciation and amortization as adjusted in accordance with the supplemental accounting principles described in Section 4.03(C).

     B) REVIEW BY SELLER. Following receipt of the Final Statement of Operations, Seller shall have fifteen (15) days to review the Final Statement of Operations. Seller, if it so elects, shall have the right, at its expense, to have its independent certified public accountants perform an audit of the matters relating to the Final Statement of Operations. At or before the end of such fifteen (15) day period, Seller will either (i) accept the Final Statement of Operations in its entirety, in which case the aggregate operating income will be deemed to be as set forth on the Final Statement of Operations, or (ii) deliver to Buyer written notice and a detailed written explanation of those items in the Final Statement of Operations which Seller disputes, in which case the aggregate operating income not affected by the disputed items will be deemed to be as set forth on the Final Statement of Operations. Within a further period of fifteen (15) days from the end of the aforementioned review period, the parties will attempt to resolve in good faith any disputed items. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to a nationally recognized firm of certified public accountants mutually acceptable to Seller and Buyer, the expense of which shall be shared equally by Seller and Buyer. The aggregate operating income affected by such unresolved disputed items will be deemed to be as determined by such accounting firm in accordance with the supplemental accounting principles described in Section 4.03(C) within thirty (30) days of such reference.

     C) OPERATING INCOME. The aggregate operating income before interest, income taxes, depreciation and amortization will be determined in accordance with the Supplemental Accounting Principles set forth in
          Schedule 4.03(C) hereto.

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


     D) BASE-LINE PURCHASE VALUE. The Base-Line Purchase Value will be an amount equal to Two Million Six Hundred Sixty-Three Thousand Dollars ($2,663,000.00) plus the Assumed Liabilities described in Section 2.01 herein.

     E) DETERMINATION OF FINAL PURCHASE VALUE. The Final Purchase Value will be an amount equal to the product of the aggregate operating income as determined pursuant to Sections 4.03(A) through 4.03(C) as reflected in the Final Statement of Operations times seven and 33/100 (7.33).

     F) AMOUNT OF ADJUSTMENT. If the Final Purchase Value is less than or equal to the Base-Line Purchase Value, then the amount of the Adjustment will equal the same and the principal amount due pursuant to the Initial Promissory Note shall be reduced by such amount as an offset to such note and no interest shall have accrued on or be payable due to such offset principal amount. If the Final Purchase Value is greater than the Base-Line Purchase Value, then the amount of the Adjustment will be a positive number equal to the amount by which the Final Purchase Value is greater than the Base-Line Purchase Value. If the Adjustment is positive, the first Three Hundred Twenty-Five Thousand Dollars ($325,000.00) shall be paid in cash and the balance, if any, will be paid in the form of the Final Promissory Note.

     4.04 METHOD OF PAYMENT. All payments of the Cash Purchase Price, or any portion thereof, and all payments remitted under this Agreement shall be made in the following manner:

     A) Upon the prior written request of the party entitled to receive such payments, by depositing, by bank wire transfer, the required amount (in immediately available funds) in an account of such party designated in writing by such party for such purpose on the date such payment is due, or by delivery to the party entitled to receive such payment of one or more bank checks payable to the order of such party; and

     B) Of the Two Million One Hundred Thousand Dollars ($2,100,000.00) cash payment to Seller under Section 4.02, a portion, estimated at One Million Three Hundred Thousand Dollars ($1,300,000.00), will be paid by Buyer to BANK ONE COLORADO N.A. ("Bank") for the benefit of Seller at the Closing, in order to repay the debt owed by Seller to Bank and Seller shall obtain the release of Bank's security interest in the Purchased Assets.

     4.05 ALLOCATION OF PURCHASE PRICE. Buyer, Seller and Stockholders covenant and agree with each other that the Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 4.05 hereto. Buyer and Seller covenant to file all tax returns on the basis consistent with such allocation. Seller and Buyer shall agree to the allocations required under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Buyer will prepare the initial draft of the Form 8594 and transmit the same to Seller by March 1, 1997 for Seller's review. Seller and Buyer will each file such Internal Revenue Service Form 8594 reflecting the final agreed upon

Purchase Price allocation with their respective 1996 federal income tax returns. All assets listed in Schedule 1.01(B) shall be paid for in cash.

     4.06 EMPLOYEE MATTERS. With respect to each employee of Seller which Buyer in its discretion employs from and after the Closing Date in conjunction with the operation of the business, Buyer shall employ such employees at such level of compensation (including salaries, wages and benefits) and on such terms and conditions as Buyer may determine in its sole discretion. Seller shall pay to its prior employees at the end of the pay period next succeeding the Closing the accrued salary, related payroll taxes and accrued vacation pay through the Closing Date, due to each employee hired by Buyer. With respect to claims under workers' compensation coverage, Seller will be responsible for injuries that occurred on or prior to the Closing and Buyer will be responsible for injuries that occur after the Closing. Claims for injuries resulting from occupational diseases shall be deemed to have occurred the day the employee ceases working as a result of the disease.

     4.07 PRORATIONS.

     A) The prepaid expenses, rent and utility deposits and other fees listed in Schedule 4.07 relating to the business of Seller shall be prorated as of the Closing Date and paid or credited at the Closing. The amounts of proration shall be set forth in a post-closing settlement sheet to be prepared by Seller and Buyer at the Closing. Prorations shall include any deposits under any contracts and other agreements not refunded to Seller.

     B) With respect to real estate and personal property taxes and assessments accrued but unpaid on the Purchased Assets (other than those which are delinquent) proration shall be made as of the Closing based upon most recent tax bills and most recent assessment and mill levy. Subsequent adjustment of such proration shall be made, if necessary, upon receipt of the actual tax bill for the current period. Any other proratable items that cannot be determined or estimated to the satisfaction of the parties prior to or on the Closing shall be prorated and payment made by the appropriate party as soon after the Closing as practicable.

     C) Any cash transferred to Buyer by Seller in the form of a store "change fund" shall be payable to the Seller as part of the prorations at Closing. Cash in excess of the stores "change fund" including receipts through midnight on the Closing Date, shall remain the property of the Seller.

     D) A fixed and agreed upon Ten Thousand Dollar ($10,000.00) proration for inventory shall be payable to Seller as part of these prorations.

                                   ARTICLE V.
                        REPRESENTATIONS AND WARRANTIES OF
                             SELLER AND STOCKHOLDERS

     Seller and Stockholders hereby, jointly and severally, represent and warrant to Buyer and NYBE as follows:

     5.01 ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, has all requisite corporate power and authority to own, lease and operate its property, and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in every jurisdiction where failure to qualify would have an adverse effect on the business conducted by Seller.

     5.02 EQUITY INVESTMENTS. There are no corporations, partnerships, joint ventures or other entities in which Seller has directly, or indirectly, any equity or other interest.

     5.03 ARTICLES OF INCORPORATION AND BYLAWS. Seller has delivered to Buyer copies of the Articles of Incorporation, as amended, of Seller (certified as of a recent date by the Secretary of State of Colorado), and the Bylaws, as amended, of Seller (certified as of the date hereof by its Secretary), all of which copies are true and correct. All corporate actions respecting Seller and amendments to Seller's Articles of Incorporation or Bylaws have been duly and formally authorized by appropriate corporate action and the board of directors and Stockholders have ratified all prior actions taken by the board of directors of Seller.

     5.04 FINANCIAL STATEMENTS. Seller and Stockholders have delivered to Buyer copies of the Balance Sheets of Seller as of December 31, 1993, 1994 and 1995, and the related Statements of Income and Retained Earnings and Statements of Cash Flows, including the notes thereto, for each of the three years ended December 31, 1995, each of which (except financial statements for the year ended December 31, 1993 which were internally compiled) has been reviewed by Melton & Associates, P.C., certified public accountants, and each of which is true, accurate and complete in all material respects and presents fairly the financial position of Seller as of the dates stated and the results of the operations of Seller for the periods stated in accordance with generally accepted accounting principles, consistently applied (hereinafter collectively referred to as the "Financial Statements"). Seller and Stockholders have also delivered to Buyer copies of the unaudited Balance Sheet of Seller as of October 31, 1996, and the related Income Statement for the period ended October 31, 1996, each of which is true, accurate and complete and presents fairly the financial position of Seller as of the dates stated and the results of the operations of Seller for the period stated in accordance with generally accepted accounting principles, consistently applied.

     5.05 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since December 31, 1995, except as disclosed in Schedule 5.05 hereto, elsewhere in this document, the attached schedules or otherwise herein, there have not been:

     A) Any changes in the affairs, business, prospects, condition (financial or otherwise or arising as a result of any legislative or regulatory change), operations, liabilities, earnings or business of Seller which had been or, to the best knowledge and belief of Seller and Stockholders, will be, individually or in the aggregate with other changes materially adverse;

     B) Any damage, destruction or casualty loss in excess of Ten Thousand Dollars ($10,000.00) in the aggregate (whether or not covered by insurance) adversely affecting the business, operations, properties, assets or condition (financial or otherwise) of Seller;

     C)   Any changes in the Articles of Incorporation or Bylaws of Seller;

     D) Any increase in the compensation payable or to become payable by Seller to any officers, employees or agents of Seller other than routine increases made in the ordinary course of business consistent with the past practice of Seller, or any bonus, incentive compensation, service awards in excess of One Hundred Dollars ($100.00) or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of, any of such officers, employees or agents, or any employee welfare, pension, retirement or similar payment or arrangement made or agreed to by Seller with respect to any such officer, employee or agent;

     E) Any pending or threatened labor trouble, or any controversies or unsettled grievances between Seller and any of its employees or a collective bargaining organization representing or seeking to represent such employees, or any entrance into any collective bargaining agreement by Seller with respect to any such employees;

     F) Any sale, assignment or transfer of any asset, property or right of Seller or any conducting of the business of Seller other than in the ordinary course of business;

     G) Any cancellation of any debts owed to, or claims of, Seller (except to the extent that such debt or claim constitutes Excluded Liabilities);

     H) Any borrowing of money by Seller, any increase in any existing indebtedness of Seller or the incurrence of any obligation or liability in the aggregate (whether absolute or contingent) in excess of Ten Thousand Dollars ($10,000.00) other than in the ordinary course of business;

     I) Any occurrence of any losses or knowing waiver of any rights of value by Seller in connection with any aspect of its business whether or not in the ordinary course of business which could materially adversely affect the business of Seller;

     J) Any cancellation, termination or material amendment of any contract, agreement, license or other instrument to which Seller is a party or any waiver of any rights of value to the business of Seller which materially adversely affect the business of Seller;

     K) Any failure on the part of Seller to use its reasonable best efforts to operate its business in the ordinary course so as to preserve its business organizations intact, including the services of its present officers and employees and the goodwill of Seller's suppliers, customers and others having business relations with Seller;

     L)   Any agreement by, or commitment of, Seller to do any of the foregoing;
          or

     M) Any other event or fact which, in any one case or in the aggregate, had materially or adversely affected, or, to the best knowledge and belief of Seller and Stockholders, any event or fact which might reasonably be expected, in any one case or in the aggregate, to materially or adversely affect the condition (financial or otherwise), assets, organization, operations, properties, liabilities, earnings, prospects or businesses of Seller.

     5.06 REAL PROPERTY. Seller owns no real estate. Seller leases the LAB Facilities set forth in Schedule 5.06 hereto under valid and existing leases. Except as set forth in Schedule 5.06 hereto, (i) to the best knowledge and belief of Seller and Stockholders, the LAB Facilities are in compliance with all applicable federal, state and local laws and regulations (including, without limitation, those relating to environmental protection, conservation, and occupational safety and health), with all applicable zoning ordinances and building codes, and with the Americans with Disabilities Act, (ii) there are no pending or, to the best knowledge and belief of Seller and Stockholders, threatened legal proceedings affecting the LAB Facilities other than those disclosed elsewhere herein or in the Schedules attached hereto, (iii) except for current taxes which are not yet due or payable, there are no public assessments or similar charges on the LAB Facilities, (iv) there are no pending or, to the best knowledge and belief of Seller and Stockholders, threatened eminent domain proceedings which could affect the LAB Facilities, nor are there, to the best knowledge and belief of Seller and Stockholders, any facts which might give rise to such a proceeding, (v) to the best knowledge and belief of Seller and Stockholders, there are no plans or studies to alter any street or highway contiguous to the LAB Facilities, (vi) Seller has all utilities necessary for the proper and continued operation of the LAB Facilities, (vii) all necessary permits and licenses for the construction of improvements at the LAB Facilities and for the operation, use and occupancy thereof by Seller have been obtained and are in full force and effect, (viii) there is no written or oral agreement of Seller affecting the LAB Facilities with any governmental agency or private person, and (ix) there are no leases, subleases, occupancies or tenancies in effect pertaining to the LAB Facilities.

     5.07 PERSONAL PROPERTY - OWNED. To the best knowledge and belief of Seller and Stockholders, except as set forth in Schedule 5.07 hereto, all personal property included within the Purchased Assets materially conforms to all applicable federal, state and local laws and regulations (including, without limitation, those relating to environmental protection, conservation and occupational safety and health). Except as set forth in Schedule 5.07 hereto, all personal property included with the Purchased Assets, including, without limitation, the personal property identified in Schedule 1.01(B) hereto and all buildings and improvements included within the real property to be conveyed hereunder are, to the best knowledge and belief of Seller and Stockholders, structurally sound, without material defects and are in good operating condition and repair, normal wear and tear excepted, and there does not exist any condition that materially interferes or could interfere with the economic value or use thereof.

     5.08 PERSONAL PROPERTY - LEASED OR NOT OWNED. There are no leases or other agreements under which Seller is lessee of or holds or operates any items of machinery, equipment, vehicles, furniture or fixtures, except as shown in
Schedule 1.01(E) hereto.

     5.09 TRADE ACCOUNTS RECEIVABLES. Schedule 5.09 hereto contains a materially true aged list of unpaid trade accounts receivable (including names and addresses) owing to Seller from unrelated third parties as of October 31, 1996, which shall be updated as of the Closing Date. Except as set forth in
Schedule 5.09 hereto, all of the foregoing arose in the ordinary course of business and are, to the best knowledge and belief of Seller and Stockholders, good and collectible; and, except as specifically identified in Schedule 5.09 hereto, as of such respective dates, there was and will be (i) no trade account or trade debtor more than ninety (90) days past its billing date, (ii) no trade account or trade debtor who has refused or threatened to refuse to pay its obligations for any reason, (iii) no trade account or trade debtor who is known or suspected to be insolvent or in bankruptcy, and (iv) no trade account pledged to any third party.

     5.10 TITLE TO ASSETS. Seller has good, marketable and indefeasible title to all of the Purchased Assets with the exception of those properties and assets reflected as leased by Seller in the Schedules hereto. With the exception of
(i) liens for taxes accrued but not yet payable, (ii) liens arising as a matter of law in the ordinary course of business as to which there is no known default,
(iii) that certain security interest held by BANK ONE COLORADO N.A. as described in the Financial Statements, and (iv) that certain security interest held by The Galley Company and/or McCaulley Real Estate Interests, L.L.C. relating to the landlord's lien at 1025 North Academy, Colorado Springs, Colorado, and other security interests reserved by landlord in the leases for certain of the LAB Facilities, none of such properties or assets are subject to any lease, lien, security interest, mortgage, charge, easement or encumbrance. Except as set forth herein, none of the assets, buildings, structures and appurtenances of Seller or the operation or maintenance thereof as now operated and maintained, contravenes in any material respect any applicable zoning ordinance or other administrative regulation or violates any restrictive covenant or any provision of law, the enforcement of which could in any respect interfere with the continued operation of the businesses of Seller in substantially the manner in which such business is presently being conducted or could affect the value of properties and assets of Seller.

     5.11 INVENTORIES. All inventories of raw materials and ingredients are of a quality and quantity useable in the ordinary course of Seller's business. Seller holds no materials or inventories on consignment, and no materials or inventories are in the possession of others. The level of inventories of raw materials and ingredients, goods, supplies, paper goods and packaging materials (whether located in or about the LAB Facilities or otherwise, provided that title has not passed to a customer of Seller) as of the Closing Date shall be the level that has been maintained by Seller in Seller's ordinary course of business.

     5.12 SUPPLIERS AND CUSTOMERS. The relationship of Seller with its licensors, suppliers, customers and creditors is good and there is no indication of any intention to terminate or modify any of such relationships.

     5.13 OTHER AGREEMENTS. Except as disclosed in Schedule 5.13 hereto, as of the Closing Date, Seller is not a party to or bound by (whether written or oral): (i) any employment contracts or agreements, consulting or other similar formal agreements or any collective bargaining or labor agreements or any other agreements or arrangements with any officer, employee, sales representative, distributor, agent, food broker, manufacturer's representative or consultant or person serving in a similar capacity, with respect to compensation; (ii) any contract for the purchase of any materials, supplies, equipment or inventory, or for sale of any products (whether formal or informal, written or oral), except contracts entered into in the ordinary course of business which do (as to contracts for purchase by Seller) involve an unperformed commitment; (iii) any lease or license to use any real or personal property (whether formal or informal, written or oral); (iv) any license to use, manufacture, distribute or produce bagels and other items distributed by Seller (whether formal or informal, written or oral); or (v) any contract, agreement or other commitment (except those entered into in the ordinary course of business, or other than those listed in Schedule 5.13 hereto), requiring a payment by Seller after the date hereof (whether formal or informal, written or oral). Except as disclosed in Schedule 5.13 hereto, Seller is not a party to or bound by any notes, loan agreements, capitalized leases, letters of credit, commitments, guarantees, agreements or other arrangements relating to any indebtedness. There are no breaches or defaults nor any basis therefor by any of the parties to the agreements described in Schedule 5.13 hereto.

     5.14 CONFLICT OF INTEREST. Except as disclosed in Schedule 5.14 hereto, neither Stockholders nor any officer or director of Seller nor any person controlling, controlled by or under common control with Seller ("Affiliate") will immediately after the Closing Date have any direct or indirect interest whether through ownership of securities or otherwise in (i) any entity which does business with Seller or is competitive with its business, or (ii) any property, asset or right which is used by Seller in the conduct of such business.

     5.15 ADEQUATE FACILITIES AND RIGHTS. Buyer will, on the Closing Date, have all of the rights to sell the same items and perform the same services as presently are being sold or performed by Seller and without incurring any liability for royalties, or for any claim of any noncompetition obligation or any infringement of patent or trademark rights.

     5.16 PATENTS AND TRADEMARKS. Except as disclosed in Schedule 5.16 hereto, there are no (i) licenses held by Seller, or (ii) any patents, trademarks, trade names, service marks, assumed names, or copyrights presently held by Seller. Except as disclosed in Schedule 5.16 hereto, Seller pays no royalty to anyone under any patent or license; and no product manufactured, marketed or sold by Seller violates any license or infringes any patent, trademark, service mark, know-how, proprietary process, formulae, assumed name, trade name, license, recipe or copyright of another. There is no pending or threatened claim or litigation against Seller or any basis therefor contesting the right to use or the validity of any of the items contemplated in this Section 5.16 or set forth in Schedule 5.16 hereto.

     5.17 AUTHORIZATION. Seller has the full corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Seller has been duly and effectively authorized and approved by all requisite corporate action of Seller (certified copies of which actions have been or prior to the Closing will have been delivered to Buyer) and no other corporate acts or proceedings on the part of Stockholders or Seller are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes a valid and legally binding obligation of Seller and Stockholders except as enforceability may be affected by bankruptcy, insolvency, moratorium or other laws governing the enforcement of creditors' rights. Neither Seller nor Stockholders has any legal obligation, absolute or contingent, to any person or firm to sell any of Seller's assets (other than in the ordinary course of business) or to effect any merger, consolidation or other reorganization of Seller or to enter into any agreement with respect thereto. Except as disclosed in Schedule 5.17 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Seller or Stockholders with any of the provisions hereof will, (i) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Seller under any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Seller or any note, bond, mortgage, indenture, deed of trust, lease, license, agreement (whether oral or written) or other instrument or obligation to which Seller or Stockholders are bound, or by which Seller or Stockholders or any of their properties or the Purchased Assets may be bound, or (ii) violates any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholders, Seller or any of their properties or the Purchased Assets. Except as disclosed in Schedule 5.17 hereto, no consent or approval by, notice to or registration with any governmental authority, is required on the part of Stockholders or Seller in connection with the execution and delivery of this Agreement or the consummation by Stockholders or Seller of the transactions contemplated hereby.

     5.18 LOSS CONTRACTS; DISCOUNTS. Except as disclosed in Schedule 5.18 hereto, Seller is not a party to any contract, bid or offer to sell products or to provide services to parties other than in the ordinary course of business and at rates which will not result in a loss. Except as disclosed in Schedule 5.18 hereto, there are no outstanding discount and/or no value certificates, coupons or cards issued by Seller.

     5.19 PURCHASE COMMITMENTS. Except as disclosed in Schedule 5.19 hereto, all purchase commitments for products, materials, supplies, raw materials or other items to which Seller is a party are not in excess of or below the customary requirements of its business or at a price in excess of current market prices for similar items deliverable at the same time. Except as disclosed in

Schedule 5.19 hereto, Seller is not a party to any service contract or commitment which is not cancelable on thirty (30) days' notice or less, without penalty.

     5.20 NO BREACH OF STATUTE, DECREE OR ORDER. Seller, to the best knowledge and belief of Seller and Stockholders, is not in default under, or materially in violation in any respect of any applicable statute, law, ordinance, decree, order, rule or regulation of any governmental body, and the consummation of this Agreement and the transactions contemplated hereby will not constitute or result in any such default, breach or violation.

     5.21 LITIGATION. Except as disclosed in Schedule 5.21 hereto, there is no suit, claim, action, proceeding or governmental investigation now pending or, to the best knowledge and belief of Seller and Stockholders, threatened, nor, to the best knowledge and belief of Seller and Stockholders, is there any condition or set of facts which will or could give rise to any litigation against Seller before any court, administrative or regulatory body or any governmental agency
(i) arising out of or relating to any aspect of the business, or any part of the properties or Purchased Assets, of Seller, or (ii) concerning the transactions contemplated by this Agreement, nor is there any basis for any such litigation. There are no decrees, injunctions or orders of any court or governmental department or agency outstanding against Seller relating to any aspect of its business or any part of its properties.

     5.22 EMPLOYEE BENEFIT PLANS. Except as disclosed in Schedule 5.22, neither Seller nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with Seller would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), has any other written or oral incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, bonus plan, stock purchase, savings, retirement, pension or other "fringe benefit" plan, policy, agreement or arrangement with or for the benefit of any Affiliate, officer, director, employee, agent or other person ("Plans"). A copy of each Plan listed in Schedule 5.22 as currently in effect has been delivered to Buyer. None of the Plans is a "multiemployer plan," as such term is defined in Section (3)(37) of ERISA; each of the Plans that are subject to ERISA is in compliance with ERISA; each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither Seller nor an ERISA Affiliate has incurred, directly or indirectly, any liability (including any contingent liability) to or on account of a Plan pursuant to Title IV of ERISA; no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in Section 4043(b) of ERISA, has occurred with respect to any Plan; and no condition exists that presents a material risk to Seller or an ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA. The current value of the assets of each of the Plans that are subject to Title IV of ERISA exceeds the present value of the accrued benefits under each such Plan, taking into account projected salary increases and based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared for such Plans; and all contributions or other amounts payable by Seller as of the Closing Date with respect to each Plan in respect of current or prior plan years have been or will be (prior to the Closing Date) paid. There are no pending or, to the best knowledge and belief of Seller and Stockholders, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trust related thereto. Except for the Plans described in
Schedule 5.22 hereto (which include plans providing post-retirement, death, medical and retirement income benefits) heretofore administered by Seller, no other Plan maintained by Seller provides benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service.

     5.23 DISCRIMINATION, OCCUPATIONAL SAFETY AND OTHER STATUTES AND REGULATIONS. Except as disclosed in Schedule 5.23 hereto, to the best knowledge and belief of Seller and Stockholders, no person, party or labor organization (including, without limitation, governmental agencies of any kind) has any claim, action or proceeding or basis for any such claim, action or proceeding against Seller arising out of any statute, ordinance or regulation relating to the payment of wages or benefits, discrimination in employment or employment practices, or occupational safety and health standards (including, without limitation, any applicable state statute, the Fair Labor Standards Act, as amended, National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or the Family and Medical Leave Act). Seller has no employees who are on leave of absence for active duty in the uninformed services within the meaning of the Uniformed Services Employment and Reemployment Rights Act of 1994. Seller has given, or will give prior to the Closing Date, all notices, if any, required by the Worker Adjustment and Retraining Notification Act.

     5.24 LABOR RELATIONS; EMPLOYEES. (i) Seller has paid in full or (subject to the provisions of Section 4.06) will have provided for the payment of same to the extent required by law that may properly accrue as of the date of Closing, all wages, salaries, commissions, bonuses, vacations, holiday pay and other direct and indirect compensation for all services performed by employees through the end of business on the Closing Date, (ii) upon termination of the employment of any said employees, Seller will not by any reason or anything done prior to or simultaneously with the Closing be liable to any of said employees for so-called "severance pay" or any other payments except as set forth in this Section
5.24 herein, (iii) to the best knowledge and belief of Seller and Stockholders, Seller is in material compliance with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, (iv) there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board, (v) there is no labor strike, known or suspected dispute, slowdown, stoppage or organizational attempt pending or known or suspected, threatened against or involving Seller, (vi) to the best knowledge and belief of Seller and Stockholders, no representation question or petitions for election of representatives exists respecting the employees of Seller, (vii) no grievance which might have an adverse effect on Seller or the conduct of its business nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claim therefor has been asserted, and (viii) no collective bargaining agreement is currently being negotiated by Seller.

     5.25 INSURANCE POLICIES. Set forth in Schedule 5.25 hereto is a list of all insurance policies and bonds in force covering Seller or its properties, operations and personnel. Each of said policies, together with, to the extent reasonably available, all records and documents relating to insured losses and claims (other than under any health or major medical insurance policy) paid or made during the past two (2) years will be furnished or otherwise will be made available to Buyer for its review. No notice has been received from any insurance carrier that Seller now is, or will prior to the Closing Date be, liable, for any retroactive premium adjustments. Except as disclosed in
Schedule 5.25 hereto, all policies are valid and enforceable and in full force and effect and neither Seller nor Stockholders has, since January 1, 1996, received any notice of premium increases or cancellations with respect to any of their insurance policies and bonds. Neither Seller nor Stockholders has any reason to believe or suspect that any underwriters of any insurance policies and bonds currently or previously issued to Seller are unable to make required payments under such policies or bonds.

     5.26 PRODUCT WARRANTIES, PRODUCT RETURN POLICIES AND SERVICE WARRANTIES. Except as listed in Schedule 5.26 hereto, Seller does not utilize any product warranties, guarantees or product return policies. Schedule 5.26 hereto also describes all pending, threatened and suspected claims or demands seeking return or replacement of products pursuant to warranties extended by Seller prior to the Closing.

     5.27 ENVIRONMENTAL. Except as disclosed in Schedule 5.27, to the best knowledge and belief of Seller and Stockholders, there are no conditions existing or resulting from activities associated with Seller's activities, including, without limitation, matters relating to air, soil contamination and water pollution, solid wastes, toxic substances, occupational health studies, matters relating to waste disposal practices, groundwater and soil monitoring, written communications with federal, state and local environmental agencies and all existing, pending or anticipated violations, citations, claims, and complaints relating to or resulting from activities associated with the business of Seller or conditions existing at the LAB Facilities ("Environmental Matters"). To the best knowledge and belief of Seller and Stockholders, the disclosure set forth in Schedule 5.27 reveals all Environmental Matters, materials so deposited, and all such violations, citations, claims, as well as a description of the size, location, contents, capacity, age and construction of each underground storage tank located on the LAB Facilities. To the best knowledge and belief of Seller and Stockholders, Schedule 5.27 hereto discloses all Toxic or Hazardous Substances or Wastes which have been generated, treated, stored, disposed of or otherwise deposited by Seller or deposited by others in or on or allowed to emanate or be released or discharged from the LAB Facilities, including, without limitation, the surface waters and subsurface waters thereof, and, to the best knowledge and belief of Seller and Stockholders, there are no other substances or conditions, in, on, under or emanating from the LAB Facilities, including, without limitation, surface waters and subsurface waters thereof, which could support a claim or cause of action under any federal, state, or local environmental statutes, ordinances, regulations or guidelines. "Toxic or Hazardous Substances or Waste" for purposes of this Agreement shall include, without limitation: (i) hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Subsection 9601, ET SEQ.; the Resource Conservation and Recovery Act, 42 U.S.C. Subsection 6901, ET SEQ., and/or any other applicable federal, state or local law, regulation, ordinance or requirement, all as amended or hereafter amended; (ii) petroleum, including, without limitation, crude oil or any fraction thereof;
(iii) asbestos in any form or condition; and (iv) any radioactive material, including, without limitation, any source, special nuclear or by-product material as defined at 42 U.S.C.

Subsection 2011, ET SEQ., as amended or hereafter amended. Seller hereby waives, releases and agrees not to make any claim or bring any cost recovery action against Buyer under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Subsection 9601, ET SEQ., or any state equivalent or any similar law now existing or hereafter enacted, except to the extent that the condition or circumstance giving rise to such claim or action was in no manner related to any condition or circumstance existing (to the extent determined by a court of competent jurisdiction) as of or prior to the Closing Date. The parties agree that the burden of proving that such a condition or circumstance did not exist at or prior to the Closing Date shall be on Seller. Neither Seller nor Stockholders shall be responsible for acts or omissions caused solely by Buyer after the Closing Date.

     5.28 COMPLIANCE WITH LAWS. To the best knowledge and belief of Seller and Stockholders (i) Seller has materially complied with and currently is in material compliance with all applicable statutes, regulations, orders, ordinances and other laws of the United States and all foreign, state and local governments, and agencies of any of the foregoing, to which any aspect of its business or any part of its properties is subject; (ii) the hours worked by, and payment made to, employees of Seller have not been in material violation of the Fair Labor Standards Act or any applicable state, foreign or local laws dealing with such matters; (iii) there is not presently pending any proceeding, or suspected investigation with respect to the adoption by any state, county or municipality where the LAB Facilities are located, of amendments or modifications to existing local or municipal laws, ordinances, regulations or restrictions with respect to such matters which, if adopted, could adversely affect the present business and operations of Seller; and (iv) except as disclosed in Schedule 5.28 hereto, Seller has not violated any rules, regulations or other similar standards of the Occupational Safety and Health Administration.

     5.29 GOVERNMENTAL APPROVALS. To the best knowledge and belief of Seller and Stockholders, the business of Seller as presently conducted does not require any approval of any governmental body, whether federal, state, local or foreign, which has not been obtained or which has not been expressly waived by another provision of this Agreement. Except as may be expressly permitted by the terms hereof or otherwise disclosed in this Agreement or any Schedule hereto, the business of Seller as presently conducted in any jurisdiction meets all material known and suspected applicable legal requirements of such jurisdiction and all known and suspected requisite governmental approvals have been duly obtained and are in full force and effect, and there is no basis for any governmental body to deny or rescind any approval for the conduct of the business of Seller or the contemplated conduct of Buyer. There is no known or suspected action or proceeding by any governmental body, including, without limitation, safety or environmental investigations, pending or threatened against Seller relating to the conduct of its business, and there is no basis for any such action or proceeding.

     5.30 TRADE ACCOUNTS PAYABLE. Schedule 5.30 hereto contains a materially true and complete list as of October 31, 1996, and which shall be updated at Closing, of all trade creditors and suppliers of Seller, all of whom are unrelated third parties. As of such date, Seller is not the payor of any note payable to a trade creditor. To the best knowledge and belief of Seller and

Stockholders, Seller enjoys a satisfactory ongoing relationship with all such creditors and suppliers and Seller is unaware of any fact or event that might result in a disruption of any such relationship.

     5.31 POWERS OF ATTORNEY AND GUARANTEES. There are no persons, firms, associations, corporations, limited liability companies, partnerships, limited liability partnerships or other business organizations holding general or special powers of attorney or guarantees from Seller.

     5.32 INCURRING OF LIABILITY. To the best knowledge and belief of Seller and Stockholders, except with respect to liabilities or obligations specifically disclosed to Buyer in this Agreement or the Schedules hereto, Seller has not taken any action or failed to take any action prior to the Closing which will cause Seller to incur any material liability or obligations to any third party arising out of or relating to the conduct of its business prior to the Closing Date.

     5.33 ACCURACY OF BOOKS AND RECORDS. The books and records, financial and otherwise, of Seller, in all material respects, accurately set out and disclose the financial position of Seller and all transactions of Seller relating to the Purchased Assets and Assumed Liabilities have been accurately recorded in such books and records.

     5.34 INVESTMENT REPRESENTATION. Seller is acquiring the Warrant to acquire shares of NYBE Common Stock to be issued as part of the Purchase Price for investment and not with the intent or view to the further distribution thereof. Seller is sufficiently experienced and sophisticated in investment matters, or has consulted with and is relying on an advisor that is so experienced and sophisticated, so as to be able to evaluate and understand this Agreement and the risks associated with an investment in the Warrant and NYBE Common Stock. Seller understands that it may be required to continue to own the Warrant and the underlying shares of NYBE Common Stock being acquired pursuant to the terms of this Agreement and the Warrant for an indefinite period of time and has sufficient other assets and income so as to be able to do so. Seller further understands and agrees that it may sell the Warrant and/or the underlying shares only pursuant to an effective registration statement, the provisions of Rule 144 of the Securities and Exchange Commission as the same may then be in effect, or any other then applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). Seller acknowledges and understands that neither the Warrant nor the underlying shares of NYBE Common Stock will be registered under the Securities Act and, therefore, cannot be resold unless they are registered under the Securities Act or unless an exemption from registration under the Securities Act is available. Seller acknowledges that NYBE is relying on the representations and warranties contained in this ARTICLE V in issuing the Warrant as part of the Purchase Price and Seller agrees to indemnify NYBE and its affiliates from any loss, liability, damage, or expense sustained by any of them by reason of any breach of Seller's representations and warranties contained in this ARTICLE V.

     5.35 COMPLETENESS OF STATEMENTS. No representation by Seller or Stockholders in this Agreement or in any statement (including financial statements), exhibit, schedule, certificate, document or instrument provided to Buyer or NYBE pursuant to or in connection with this Agreement and the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any such statements not misleading.

     5.36 ENVIRONMENTAL SURVEYS. There are no, and to the best knowledge and belief of Sellers and Stockholders there have never been any, Phase I or other environmental assessments with respect to the LAB Facilities.

     5.37 DUE DILIGENCE DOCUMENTS. Seller and Stockholders have delivered to Buyer copies of the due diligence matters as requested in the certain October 9,
1996 correspondence.   A copy of such correspondence and due diligence response
documents are set forth in Schedule 5.37 hereto. Seller and Stockholders hereby represent and warrant that, to the best knowledge and belief of Sellers and Stockholders, such due diligence response documents are true, accurate and complete in all material respects.

     5.38 TO THE BEST KNOWLEDGE AND BELIEF. The term "to the best knowledge and belief of Seller and Stockholders" shall mean the actual knowledge of current officers and managerial employees of Seller, and the actual knowledge of Stockholders, as such knowledge has been obtained in the normal conduct of the business of Seller and without requiring that Seller or Stockholders conduct an investigation for the express purpose of making such representations and warranties.

     5.39 BAGEL STOP. Seller is not in violation of, nor does performance under this Agreement violate, any of the Bagel Stop Agreements, as defined herein.



                                   ARTICLE VI.
               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

     Buyer and NYBE represent and warrant to Seller and Stockholders as follows:

     6.01 ORGANIZATION AND GOOD STANDING. Buyer and NYBE are corporations, duly organized, validly existing and in good standing under the laws of the State of Kansas and have the corporate power to own their respective properties and to carry on their businesses as now conducted. Buyer, as of the Closing Date but not as of the date of this Agreement, is qualified to do business and is in good standing under the laws of the State of Colorado.

     6.02 AUTHORIZATION. Buyer and NYBE have the full corporate power to enter into this Agreement and to carry out their obligations hereunder. The execution, delivery and performance of this Agreement by Buyer and NYBE have been duly and effectively authorized and approved by all requisite corporate action of Buyer and NYBE and no other corporate acts or proceedings on the part of Buyer or NYBE are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes a valid and legally binding obligation of Buyer and NYBE. No consent or approval by, notice to or registration with any governmental authority, is required on the part of Buyer or NYBE in connection with the execution and delivery of this Agreement or the consummation by Buyer or NYBE of the transactions contemplated hereby.

     6.03 RELEASE. Buyer and NYBE will, at Seller's expense, use their reasonable best efforts to assist Seller and Stockholders in obtaining the release of all personal guarantees of the Stockholders and Seller on any leases or other Assumed Liabilities.

     6.04 CONTINUED COURSE OF NYBE BUSINESS. Subject to Schedule 6.04 hereto, Buyer and NYBE shall operate the business acquired hereunder pursuant to NYBE's normal business practices through March 30, 1997.

     6.05 NO VIOLATION. The execution, delivery and performance of this Agreement by Buyer does not and will not conflict with or result in any material breach or default of any of the terms or provisions of any material agreement to which Buyer is a party or by which any of Buyer's assets or property is bound, or violate any statute or law or any judgment, decree, order, regulation, or rule of any court or governmental authority.

     6.06 SUFFICIENT FUNDS. Buyer has available funds sufficient to consummate the purchase contemplated by this Agreement. Buyer has provided Seller a copy of NYBE's Form 10-Q report for the period ended September 29, 1996.

     6.07 COMPLETENESS OF STATEMENTS. No representation by Buyer in this Agreement or in any statement (including financial statements), exhibit, schedule, certificate, document or instrument provided to Seller pursuant to or in connection with this Agreement and the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any such statements not misleading.


                                  ARTICLE VII.
                       CONDITIONS TO AND EVENTS AT CLOSING

     The obligations of Buyer, NYBE, Seller and Stockholders to consummate this Agreement and to effect the transactions contemplated hereby shall be subject to fulfillment on the Closing Date of each of the following express respective conditions precedent hereinafter stated in Sections 7.01 through 7.24:

AS TO BUYER AND NYBE:

     7.01 CONTINUED TRUTH OF WARRANTIES. The representations and warranties of Stockholders and Seller herein contained shall be true and complete in all respects on and as of the Closing Date.

     7.02 PERFORMANCE OF COVENANTS. Stockholders and Seller shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

     7.03 CERTIFICATE. The Chief Executive Officer of Seller and each Stockholder shall have executed and delivered to Buyer a certificate dated the Closing Date, certifying that the conditions set forth in Sections 7.01 and 7.02 of this Agreement have been fulfilled.

     7.04 PERMITS. Any and all permits and consents from any regulatory authority having jurisdiction required for the lawful consummation of the transactions contemplated hereby shall have been obtained.

     7.05 LEGAL OPINION. Buyer shall have received the favorable opinion of Kraemer, Kendall & Benson, P.C., counsel for Stockholders and Seller, dated as of the Closing Date, in the form of Exhibit "D" hereto.

     7.06 REGULATORY AGENCY APPROVAL. The parties hereto shall have secured all appropriate orders, consents, approvals and clearances, in form and substance reasonably satisfactory to Buyer, by and from all regulatory agencies and other governmental authorities and agencies whose order, consent, approval or clearance is required by law for the consummation of the transactions herein contemplated.

     7.07 CONSULTING AGREEMENTS. Buyer and Stephen K. Goldstone shall have executed and delivered that certain Consulting Agreement in the form of Exhibit "E" hereto.

     7.08 BILL OF SALE AND ASSIGNMENT. Seller shall have executed and delivered a bill of sale and such assignments and other instruments of transfer with respect to the personal property, real and personal property leases, motor vehicles, bids, quotes and contracts and commitments included within the Purchased Assets in such form and substance attached hereto as Exhibit "F."

     7.09 RESOLUTIONS. Seller and Stockholders shall have delivered to Buyer certified copies of resolutions of the board of directors and stockholders of Seller authorizing the transactions contemplated herein.

     7.10 ESTOPPEL CERTIFICATES. Seller shall have delivered to Buyer, at Seller's cost, estoppel certificates from the lessors of the LAB Facilities, each in a form satisfactory to Buyer and its counsel.

     7.11 GUARANTEES. Stockholders shall have executed and delivered to Buyer that certain Guaranty agreement in the form of Exhibit "G" hereto, whereby Stockholders will guarantee all of the payment and performance obligations of Seller herein.

     7.12 CONFIDENTIALITY AND COVENANT NOT TO COMPETE AGREEMENTS. Seller and Stockholders shall have executed and delivered to Buyer those certain Confidentiality and Covenant

Not to Compete Agreements in the forms of Exhibits "H," "I" and "J" hereto, whereby Seller and Stockholders will agree that they will not compete with Buyer or NYBE in accordance with the terms set forth therein.

     7.13 DUE DILIGENCE. Seller and Stockholders shall have allowed representatives of Buyer to make physical inspections of the Purchased Assets, the Assumed Liabilities and the LAB Facilities, and to review all of the books, contracts, agreements, tax returns and other records of Seller, and shall have furnished Buyer with such additional information as Buyer may have reasonably requested. The results of such due diligence investigation shall be satisfactory to Buyer and its counsel.

     7.14 DELIVERY OF CERTAIN CONSENTS. Seller shall have delivered those consents required under this Agreement, in a form satisfactory to Buyer and its counsel.

     7.15 FINANCIAL STATEMENTS AUDITABILITY. The Financial Statements and the 1996 unaudited financial statements of Seller shall have been determined by Buyer to be auditable for SEC (as defined herein) rules and regulations purposes.

     7.16 REAL PROPERTY LEASE ASSIGNMENT. Seller shall have obtained the consents of Seller's landlords of land and buildings to the assignment of all of the related leases.

     7.17 TRADE SECRETS AGREEMENT. Stockholders, Seller, NYBE and Buyer shall have executed and delivered to each other that certain Trade Secrets Agreement in the form of Exhibit "K" hereto.


AS TO SELLER AND STOCKHOLDERS:

     7.18 CONTINUED TRUTH OF WARRANTIES. The representations and warranties of Buyer and NYBE herein contained shall be true and complete on and as of the Closing Date.

     7.19 PERFORMANCE OF COVENANTS. Buyer and NYBE shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by them prior to the Closing Date.

     7.20 CERTIFICATE. The President of Buyer and NYBE shall have delivered to Seller a certificate executed by him, dated the Closing Date, certifying that the conditions set forth in Sections 7.18 and 7.19 hereto have been fulfilled.

     7.21 DELIVERY OF PURCHASE PRICE. Buyer shall have paid to Seller the Initial Cash and delivered to Seller the Initial Promissory Note as provided in Section 4.02 herein.

     7.22 REAL PROPERTY LEASE ASSIGNMENT. Seller shall have obtained the consents of Seller's landlords of land and buildings to the assignment of all of the related leases.

     7.23 TRADE SECRETS AGREEMENT. Stockholders, Seller, NYBE and Buyer shall have executed and delivered to each other that certain Trade Secrets Agreement in the form of Exhibit "K" hereto.

     7.24 LEGAL OPINION. Seller shall have received the favorable opinion of Klenda, Mitchell, Austerman & Zuercher, L.L.C., counsel for NYBE and Buyer, dated as of the Closing Date in the form of Exhibit "L" hereto.


                                 ARTICLE VIII.
                  INDEMNIFICATION BY SELLER AND STOCKHOLDERS

     8.01 GENERAL INDEMNIFICATION. Subject to the provisions of this ARTICLE VIII (including the limitations hereinafter set forth), by adoption of this Agreement, Seller and Stockholders, jointly and severally, agree to defend, indemnify and hold harmless Buyer and NYBE, their respective officers, directors, employees, representatives, subsidiaries, affiliates and parent corporations against and in respect of:

     A) Any and all loss, liability, cost, expense and damage arising in connection with, relating to or resulting from (i) any misrepresentation, breach, non-performance or inaccuracy of any representation, including any warranty contained in ARTICLE V or this Agreement, by Stockholders or Seller hereunder, (ii) any Excluded Liability, (iii) breach by Stockholders or Seller of any covenant by Stockholders or Seller made or contained in this Agreement or in any Exhibit, Schedule, certificate or document executed and delivered to Buyer by or on behalf of Seller or Stockholders in connection with this Agreement or the transactions contemplated herein, (iv) matters relating to or resulting from any liability, damage, loss, claim, cost or expense (including attorneys' fees) relating to matters which occurred or arose prior to or on the Closing, and (v) matters relating to or resulting from that certain Stock Purchase Agreement dated January 29, 1991, by and among Stockholders, Les Liess-Mayr, Carole S. Van Hoose, Steven J. Barr and Bagel Stop, Inc., and the related Noncompetition Covenant and Trade Secrets Agreement (the "Bagel Stop Agreements"); provided, however, Buyer and NYBE shall not be indemnified for Buyer's or NYBE's breach of the Trade Secrets Agreement, a form of which is attached hereto as Exhibit "K."

     B) Any and all costs, expenses (including settlement payments made as provided in this Agreement), actions, suits, proceedings, claims, demands, assessments and judgments, incident to or arising in connection with, relating to or resulting from any breach, misrepresentation, non-performance or inaccuracy described in Sub-Paragraph (A) of this Section 8.01; and

     C) Any and all costs, expenses and all other damages incurred by Buyer or NYBE in claiming, contesting or remedying any breach, misrepresentation, non-performance or inaccuracy described above, including, by way of illustration and not limitation, all reasonable legal and accounting fees, other professional expenses and all filing fees, and collection costs incident thereto and all such fees, costs and expenses incurred in defending such matters which, if successfully prosecuted, would have been indemnifiable hereunder.

     8.02 INDEMNIFICATION NOTICE. No claim, demand, suit or cause of action shall be brought against Stockholders or Seller hereunder unless Buyer or NYBE shall have given Stockholders and Seller prior written notice of the existence of any such claim, demand, suit or cause of action or commencement of any environmental corrective actions or other corrective actions related to Seller's non-compliance, if any, with applicable laws; provided, however, that upon the giving of such notice, Buyer, NYBE, Stockholders and Seller or any of them, shall have the right to commence legal proceedings for the enforcement of their respective rights as contained herein; and, provided, further, that the failure of Buyer or NYBE to provide such notice promptly shall not relieve Stockholders or Seller of their respective obligations hereunder, except to the extent that such failure actually prejudices Stockholders or Seller. Upon receipt of such notice, Seller and Stockholders shall have the right, at their expense, to resolve, settle or defend against any such third party claims, demands, suits, causes of action or corrective actions. Buyer or NYBE shall not have the right to seek payment from Seller or Stockholders unless they have failed to resolve, settle, defend against or pay such third party claims in a timely manner.

     In the event of any claim by Buyer or NYBE against Seller or Stockholders for a matter not relating to a third party, Seller and Stockholders shall be given the opportunity to correct, repair or remedy the misrepresentation, breach, non-performance or inaccuracy before being required to indemnify Buyer or NYBE as set forth herein.

     8.03 DEFENSE OF THIRD PARTY LITIGATION. In the event that a claim for potential indemnity for damages against Seller or Stockholders hereunder pertains to an action involving a third party, Buyer and NYBE shall give Seller and Stockholders prompt written notice thereof and such claim shall not be paid or settled by Buyer or NYBE if Seller or Stockholders undertakes in good faith the defense thereof as hereinafter provided, unless (i) such claim has matured by court judgment or decree, and no appeal has been taken therefrom and no proper appeal bond is posted by Seller or Stockholders, or
(ii) failure by Buyer or NYBE to make payment would result in the foreclosure of a lien upon any of the properties or assets then held by Buyer or NYBE, or an order enjoining or restraining Buyer or NYBE, temporarily or permanently, from the operation of their respective businesses in the normal course, or would constitute a default in a lease, loan agreement or other contract of any nature whatsoever except a contract which is the subject of the dispute. If Seller or Stockholders assumes the responsibility for defending any contested action involving a third party in accordance with the terms of this Section, Buyer and NYBE shall each cooperate fully to make available to Seller and Stockholders all pertinent information under their control. Stockholders, Buyer, NYBE and Seller shall cooperate with each other in resolving or attempting to resolve any such actions, and shall permit each other access to their books and records, during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or extracts therefrom.

     8.04 REMEDIES CUMULATIVE; OFFSET. The remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto. Without limiting the generality of the foregoing and the provisions of
ARTICLE IV herein, Buyer shall have the right to effect an offset against the Initial Promissory Note and the Final Promissory Note, if any, to the extent necessary to preserve its rights under this ARTICLE VIII. Provided, however, Seller shall be subject to compliance with the other provisions of this ARTICLE.


                                  ARTICLE IX.
                           INDEMNIFICATION BY BUYER

     9.01 GENERAL PROVISIONS. By adoption of this Agreement, Buyer agrees to defend and indemnify Stockholders and Seller and hold them harmless against and in respect of:

     A) Any and all loss, liability, cost, expense or damage resulting from any (i) misrepresentation, breach, non-performance or inaccuracy of any representation, indemnity, warranty or any covenant by Buyer made or contained in this Agreement or in any certificate or document executed and delivered to Stockholders or Seller by or on behalf of Buyer under or in connection with this Agreement or the transactions contemplated herein, and (ii) any Assumed Liabilities;

     B) Any and all costs, expenses (including settlement payments made as provided in this Agreement), actions, suits, proceedings, claims, demands, assessments and judgments, incident to or arising as a result of any breach, misrepresentation, non-performance or inaccuracy described in Subparagraph (A) of this Section 9.01; and

     C) Any and all costs, expenses and all other actual damages incurred by Seller or Stockholders in claiming, contesting or remedying any breach, misrepresentation, nonperformance or inaccuracy described above, including, by way of illustration and not limitation, all legal and accounting fees, other professional expenses and all filing fees, and collection costs incident thereto and all such fees, costs and expenses incurred in defending claims which, if successfully prosecuted would have been indemnifiable hereunder.

     D) Acts or omissions caused solely by Buyer after Closing with respect to those matters set forth in Section 5.27.

     9.02 INDEMNIFICATION NOTICE. No claim, demand, suit or cause of action shall be brought against Buyer hereunder unless the Stockholders and Seller shall have given Buyer prior written notice of the existence of any such claim, demand, suit or cause of action or commencement of any environmental corrective actions, other than corrective actions related to Buyer's non-compliance, if any, with applicable laws; provided, however, that upon the giving of such notice, Buyer, NYBE, Stockholders and Seller or any of them, shall have the right to commence legal proceedings for the enforcement of their respective rights as contained herein; and, provided, further, that the failure of Stockholders and Seller to provide such notice promptly shall not relieve Buyer of its obligations hereunder, except to the extent that such failure actually prejudices Buyer or NYBE. Upon receipt of such notice, Buyer and NYBE shall have the right, at their expense, to resolve, settle or defend against any such third party claims, demands, suits, causes of action or corrective actions. Seller shall not have the right to seek payment from Buyer or NYBE unless they have failed to resolve, settle, defend against or pay such third party claims in a timely manner.

     In the event of any claim by Seller or Stockholders against Buyer for a matter not relating to a third party, Buyer and NYBE shall be given the opportunity to correct, repair or remedy the misrepresentation, breach, non-performance or inaccuracy before being required to indemnify Seller or Stockholders as set forth herein.

     9.03 DEFENSE OF THIRD PARTY LITIGATION. In the event that a claim for potential indemnity for damages against Buyer hereunder pertains to an action involving a third party, Stockholders and Seller shall give Buyer prompt written notice thereof and such claim shall not be paid or settled by Stockholders or Seller if Buyer undertakes in good faith the defense thereof as hereinafter provided, unless (i) such claim has matured by court judgment or decree, and no appeal has been taken therefrom and no proper appeal bond is posted by Buyer, or (ii) failure by Stockholders or Seller to make payment would result in the foreclosure of a lien upon any of the properties or assets then held by Stockholders or Seller, or an order enjoining or restraining Stockholders or Seller, temporarily or permanently, from the operation of their respective businesses in the normal course, or would constitute a default in a lease, loan agreement or other contract of any nature whatsoever except a contract which is the subject of the dispute. If Buyer assumes the responsibility for defending any contested action involving a third party in accordance with the terms of this Section, Stockholders and Seller shall each cooperate fully to make available to Buyer all pertinent information under their control. Stockholders, Buyer and Seller shall cooperate with each other in resolving or attempting to resolve any such actions, and shall permit each other access to their books and records, during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or extracts therefrom.

     9.04 REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.


                                  ARTICLE X.
                                MISCELLANEOUS

     10.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Buyer, NYBE, Stockholders and Seller contained in this Agreement or contained in any agreement, certificate or other document delivered to or given pursuant to this Agreement shall survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation (including any environmental report) made by or on behalf of either Buyer, NYBE, Stockholders or Seller, as the case may be.

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

     10.02 ACCESS TO RECORDS. From and after the Closing and subject to Sections 1.02(B) and 1.05, Seller and Stockholders agree that they will retain accounting and tax records of Seller, relating to fiscal years and such shorter periods prior to and as of Closing, for a period which shall be for no less than the period then required by law or seven years. Seller shall also retain those records constituting "Excluded Assets," as provided in Section 1.02(B), for a period which shall be no less than the period required by law or seven years. Upon the written request of Buyer and/or NYBE, Seller and Stockholders shall permit the Buyer and NYBE or their agents to inspect and make copies of such records, at Buyer and NYBE's expense and during normal business hours, for the purposes of tax return preparation, financial statement closing, response to tax audit inquiries of the IRS and any state and local tax authorities and other proper business purposes.
Buyer shall provide Seller and Stockholders access to Buyer's monthly internal financial information, which Buyer shall keep strictly confidential.
 The parties will each also furnish reasonable assistance of their respective personnel in connection therewith. If any party so requests, within sixty
(60) days prior to the time of proposed destruction of any records according to the respective records retention policy of any other party, the party holding same will turn over such records to the requesting party.

     10.03 COVENANT TO MAINTAIN INSURANCE. In the event that Seller's general liability or product liability coverage is a "claims-made" based policy under which claims are insurable only if brought during the term of such policy, then in such event, Seller shall maintain in effect, for a period of one (1) year following the Closing Date, one (1) or more liability policies to insure against the Excluded Liabilities set forth under Sections 2.02(I) and (J) retained by Seller pursuant to this Agreement, to the extent such risks are currently insured against, in the form and substance of the policies now in effect. Certificates and executed copies of such insurance shall be submitted to Buyer at the Closing. The certificates shall certify that no alteration, modification or termination of such coverage shall be effective without at least thirty (30) days' prior notice to Buyer. Notwithstanding, under no circumstances, however, shall Seller be required to provide liability insurance for any acts, omissions, or operations of Buyer or of Buyer's agents, employees, or servants.

     10.04 BROKER FOR SELLER AND STOCKHOLDERS. Seller and Stockholders represent and warrant that other than fees to The Will Hoover Company, which are the responsibility and shall be paid by Stockholders or Seller, no person, firm or corporation has acted in the capacity of broker or finder on their behalf to bring about the negotiation or consummation of this Agreement, and Stockholders and Seller agree to indemnify and hold harmless Buyer and NYBE against any claims or liabilities asserted against them by any person acting or claiming to act as a broker or finder on behalf of Seller or Stockholders.

     10.05 BROKER FOR BUYER. Buyer and NYBE represent and warrant that no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation or consummation of this Agreement, and agree to indemnify and hold Stockholders and Seller harmless against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of Buyer or NYBE.

     10.06 NOTICES. Any notices or other communications required or permitted hereunder (including, by way of illustration and not limitation, any notice permitted or required under

ARTICLE VIII hereof) to Buyer, NYBE, Stockholders or Seller shall be sufficiently given if delivered in person or sent by registered mail, postage prepaid, addressed as follows:


     If to Buyer or NYBE:         New York Bagel Enterprises, Inc.
                                  300 I.M.A. Plaza
                                  250 North Water Street
                                  Wichita, Kansas 67202-1213
                                  ATTN: Paul R. Hoover
                                        Vice President - Strategic Planning


     With a copy to:              Klenda, Mitchell, Austerman & Zuercher, L.L.C.
                                  1600 Epic Center
                                  301 North Main Street
                                  Wichita, Kansas  67202-4888
                                  ATTN: Gregory B. Klenda, Esq.


     If to Seller:                Lots A' Bagels, Inc.
                                  202 East Cheyenne Mountain, Suite H
                                  Colorado Springs, Colorado 80906
                                  ATTN: Stephen K. Goldstone
                                        Chief Executive Officer


     With a copy to:              Kraemer, Kendall & Benson, P.C.
                                  430 North Tejon, Suite 300
                                  Colorado Springs, Colorado  80903
                                  ATTN:  Phillip A. Kendall, Esq.


     If to Stockholders:          Mr. and Mrs. Stephen K. Goldstone
                                  202 East Cheyenne Mountain, Suite H
                                  Colorado Springs, Colorado  80906

     With a copy to:              Kraemer, Kendall & Benson, P.C.
                                  430 North Tejon, Suite 300
                                  Colorado Springs, Colorado  80903
                                  ATTN:  Phillip A. Kendall, Esq.


or such substituted address as any party shall have given notice to the other in writing.

     10.07 AMENDMENT. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed in the same manner as this Agreement and making specific reference thereto.

     10.08 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

     10.09 BINDING ON SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that nothing contained in this Agreement shall confer upon any other person not a party to this Agreement any rights or remedies hereunder. This is not a third party beneficiary contract. In particular, without limitation, it is not the intention of the parties that this Agreement be a contract of which any governmental entity is a third party beneficiary. No one shall be entitled to enforce any provision of this Agreement except the parties hereto, their successors and assigns.

     10.10 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable law, any invalid, illegal, or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.

     10.11 WAIVERS. The parties may, by written agreement, (i) extend the time for the performance of any of the obligations or other acts of the parties hereof, (ii) waive any inaccuracies in the representations contained in this Agreement, (iii) waive compliance with, or modify, any of the covenants or conditions contained in this Agreement, and (iv) waive or modify performance of any of the obligations of any of the parties hereto; provided, that no such waivers or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall operate as a waiver of, or an estoppel with, respect to, any subsequent or other failure.

     10.12 HEADINGS AND DEFINITIONS. The headings in the sections of this Agreement are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligation of the parties.

     10.13 SCHEDULES AND EXHIBITS. The Schedules and Exhibits hereto form an integral part of this Agreement and are incorporated herein by reference and expressly made a part hereof.

     10.14 EXPENSES.

     A) Seller shall be responsible for any debt, liability or obligation, cost, expense or fee of any nature whatsoever including, without limitation, any and all legal, accounting and other professional fees and expenses incurred by Seller in connection with the negotiation, execution or performance of this Agreement through the Closing Date.

     B) Except as provided to the contrary herein, neither the Stockholders nor Seller shall be responsible for any debt liability or obligation, cost, expense or fee of any nature whatsoever, including, without limitation, any and all legal, accounting and other professional fees and expenses incurred by Buyer or NYBE in connection with the negotiation, execution or performance of this Agreement.

     10.15 PUBLIC ANNOUNCEMENTS. The parties agree that all statements and/or public announcements, including those to the media, concerning this transaction shall be subject to Buyer's and NYBE's prior written approval. Buyer and NYBE may make any statement and/or public announcement concerning this transaction in their sole discretion.

     10.16 ENTIRE AGREEMENT; LAW GOVERNING. All prior negotiations and agreements between the parties hereto are superseded by this Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein or in any Schedule or Exhibit delivered pursuant hereto, except as modified in writing concurrently herewith or subsequent hereto. This Agreement shall be governed and construed and interpreted according the laws of the State of Kansas.

     10.17 GUARANTY. Realizing that Seller may be dissolved shortly after Closing, whether or not such dissolution takes place, and in addition to the specific representations, warranties, obligations, indemnifications, covenants and agreements of Stockholders herein, Stockholders, jointly and severally, hereby agree to perform and/or pay after Closing, as applicable, any and all representations, warranties, obligations, indemnifications, covenants and agreements of Seller herein.

     10.18 AUDITS. Seller acknowledges that Buyer, pursuant to United States Securities and Exchange Commission ("SEC") Rules and Regulations, will conduct an audit of the Financial Statements and the 1996 unaudited financial statements of Seller, during which audit Seller and Stockholders agree that they will participate and use their best efforts to assist Buyer in such audits at their respective expense (the "Audits"). Seller agrees to request Seller's outside accountants to assist Buyer's outside accountants in the Audits.

     10.19 ACTIONABLE BREACHES. Any breach of a representation or warranty herein by a party hereto shall be actionable when such breach is material and adverse to the nonbreaching party.

     IN WITNESS WHEREOF, this Agreement has been duly executed by Buyer, NYBE, Stockholders and Seller as of and on the date first above written.


                                            LAB ACQUISITION CORPORATION


ATTEST:                                     By /s/ ROBERT J. GERESI
                                               --------------------------------
By /s/ PAUL R. HOOVER                          Robert J. Geresi, President
   -----------------------------                        "Buyer"
   Paul R. Hoover, Secretary



                                            NEW YORK BAGEL ENTERPRISES, INC.


ATTEST:                                     By /s/ ROBERT J. GERESI
                                               --------------------------------
By /s/ J. CHRIS DENNIS                         Robert J. Geresi,
   -----------------------------               Chief Executive Officer
   J. Chris Dennis, Secretary                         "NYBE"



                                            LOTS A' BAGELS, INC.


ATTEST:                                     By /s/ STEPHEN K. GOLDSTONE
                                               --------------------------------
By /s/ LINDA F. GOLDSTONE                      Stephen K. Goldstone,
   -----------------------------               Chief Executive Officer
   Linda F. Goldstone, Secretary                      "Seller"



                                               /s/ STEPHEN K. GOLDSTONE
                                               --------------------------------
                                               STEPHEN K. GOLDSTONE



                                               /s/ LINDA F. GOLDSTONE
                                               --------------------------------
                                               LINDA F. GOLDSTONE

                                                      "Stockholders"

                                 EXHIBIT INDEX


     Exhibit "A"              Promissory Note

     Exhibit "B"              Promissory Note

     Exhibit "C"              Warrant to Purchase Common Stock

     Exhibit "D"              Opinion of Kraemer, Kendall & Benson, P.C.

     Exhibit "E"              Consulting Agreement

     Exhibit "F"              Bill of Sale

     Exhibit "G"              Guaranty

     Exhibit "H"              Confidentiality and Covenant Not to Compete
                              Agreement with Lots A' Bagels, Inc.

     Exhibit "I"              Confidentiality and Covenant Not to Compete
                              Agreement with Stephen K. Goldstone

     Exhibit "J"              Confidentiality and Covenant Not to Compete
                              Agreement with Linda F. Goldstone

     Exhibit "K"              Trade Secrets Agreement

     Exhibit "L"              Opinion of Klenda, Mitchell, Austerman & Zuercher,
                              L.L.C.